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                                                                     Exhibit 4.2


                             STOCKHOLDERS AGREEMENT

         This Stockholders Agreement (the "Agreement") is made and entered into at on February 25, 1998 by and between LINDSAY A. ROSENWALD, M.D. (the "Investor"), DR. STUART WEG, HERBERT BROTSPIES and CALGAR & ASSOCIATES (collectively the "Licensors") and PAIN MANAGEMENT, INC. (the "Company").

                                    RECITALS

         WHEREAS, the Company's authorized capital structure consists of twenty five million (25,000,000) shares of common stock, par value $.001 per share (the "Common Stock") and ten million (10,000,000) shares of preferred stock;

         WHEREAS, it is the intention of the parties hereto that the Investor shall be allocated seventy-five percent (75%) of the shares of Common Stock initially issued by the Company and Licensors shall be allocated twenty-five percent (25%) of the shares of Common Stock initially issued by the Company, which together shall constitute the entire issued capital of the Company (the "Stock").

         WHEREAS, the Company has previously entered into a License Agreement with Dr. Stuart Weg, which is attached hereto as Exhibit A (the "License Agreement") relating to "Nasal Administration of Ketamine to Manage Pain" (the "Invention").

         NOW THEREFORE, it is hereby agreed between the parties hereto as follows:

1.       Issue of shares: Registration

         (a) The Company shall issue to the Investor a number of shares of Common Stock equal to seventy-five percent (75%) of the Stock. The Company shall issue to the Licensors a number of shares of Common Stock equal to twenty-five percent (25%) of the Stock. Twenty percent (20%) of such shares shall be immediately issued to the Licensor and/or his representatives to be distributed as follows: (i) seventeen percent (17%) to Dr. Stuart Weg; (ii) one and one-half percent (1.5%) to Herbert Brotspies and (iii) one and one-half percent (1.5%) to Calgar and Associates. As soon as practicable after the execution of this Agreement, the Company shall take all necessary steps to cause the issuance of the Stock.

         (b) Of the shares of Common Stock to be issued to the Licensors and/or his representatives, the Company shall hold in escrow a number of such shares of Common Stock equal to five percent (5%)of the initial share capital of the Company (the "Escrow Shares"). The Escrow Shares shall vest, if at all, and be released from escrow upon completion of a statistically significant Phase III clinical trial and shall be distributed as follows: (i) four and one-quarter percent (4.25%) to the Licensor; (ii) three hundred seventy-five one-hundredths percent (0.375%) to Herbert Brotspies and (iii) three hundred seventy-five one-hundredths percent (0.375%) to Calgar and Associates.



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         (c) The Company agrees that if, at any time, and from time to time, after the initial public offering (the "IPO") of the Company's Common Stock and ending on the date that is five (5) years from the date hereof, the Board of Directors of the Company shall authorize the filing of a registration statement under the Act (other than the initial public offering of the Company's Common Stock, or other than a registration statement on Form S-8, Form S-4 or any other form that does not include substantially the same information as would be required in a form for the general registration of securities) in connection with the proposed offer of any of its securities by it or any of its stockholders, the Company shall, (i) promptly notify the Licensors that such registration statement will be filed and that the Registrable Securities then held by the Licensors will be included in such registration statement at the Licensors' request, (ii) cause such registration statement to cover all of such Registrable Securities issued to the Licensors requesting inclusion, (iii) use its reasonable best efforts to cause such registration statement to become effective as soon as practicable and (iv) take all other action necessary under any Federal or state law or regulation of any governmental authority to permit all such Registrable Securities that have been issued to the Licensors to be sold or otherwise disposed of, and will maintain such compliance with each such Federal and state law and regulation of any governmental authority for the period necessary for the Licensors to effect the proposed sale or other disposition.

          (d) Notwithstanding any other provision herein, the Company may at any time, abandon or delay any registration commenced by the Company. In the event of such an abandonment by the Company, the Company shall not be required to continue registration of shares requested by the Licensors for inclusion and the Licensors shall retain the right to request inclusion of shares as set forth above.

          (e) The Licensors shall have the right to request inclusion of any of their shares of Common Stock in a registration statement as described above up to two (2) times; provided, however, that an abandoned registration statement shall not be counted as a request by the Licensors for inclusion.

          (f) The right of any Licensors to request inclusion in any registration pursuant to this Agreement shall terminate if all shares of Common Stock held by the Licensors may immediately be sold under Rule 144 or Rule 701 during any 90-day period.


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2. Fund Raising

         (a) The Company shall use its reasonable efforts to consummate a private placement (a "Private Placement") of debt or equity securities of the Company or otherwise attain net assets in excess of two million dollars ($2,000,000) within one (1) year from the date of execution of this Agreement. The Company agrees that it will use its reasonable efforts to conduct any such Private Placement at a pre-money value equal to two million dollars ($2,000,000).

         (b) In the event that the Company has not obtained financing (or otherwise obtained net assets) in excess of two million dollars ($2,000,000) within one (1) year from the date hereof, then the Licensor at his option may terminate the License Agreement upon ten (10) days notice to the Company. If the License Agreement is so terminated the Company shall have the right to repurchase the Common Stock issued to the Licensor pursuant to Section 1(a) and
(b) at a price per share equal to $.001.

3.       Sales by Investor:

         (a) Subject to paragraph 3(g) below, if the Investor proposes to sell any of his Stock or receives an offer from an unaffiliated third party in one or more related transactions (each a "Sale"), then the Investor shall promptly give written notice (the "Notice") to the Company and to Licensors on or before the earlier to occur of (i) five (5) days after the contract date and (ii) twenty
(20) days prior to the closing of such sale. The Notice shall describe in reasonable detail the proposed sale including, without limitations, the number of shares of Stock to be sold, the consideration to be paid, and the name and address of each prospective purchaser.

         (b) Licensors shall have the right, exercisable upon written notice to the Investor within fifteen (15) days after receipt of the Notice, to participate in such sale including on the same terms and conditions specified in the Notice. To the extent that Licensors exercise such right of participation in accordance with the terms and conditions as set forth below, the number of shares that the Investor may sell in the transaction shall be correspondingly reduced.

         (c) Licensors may sell all or any part of that number of shares of Stock owned by each, respectively, equal to the product obtained by multiplying
(i) the aggregate number of shares covered by the Notice by a (ii) a fraction, the numerator of which is the number of shares of Stock owned by Licensors at the time of the sale and the denominator of which is the total number of shares of Stock owned by Licensors and the Investor at the time of the sale. For example, if the Investor notifies Licensors of his intention to sell one hundred thousand (100,000) shares of Stock, and at that time, the Investor and Licensors own nine million (9,000,000) and one million (1,000,000) shares of Stock, respectively, Licensors would be entitled to sell up to one tenth (1/10) of the shares covered by such notice or ten thousand (10,000) shares.


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         (d) Licensors shall effect participation in the sale by promptly delivering to the Investor for the transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the number of shares of Stock which Licensors elects to sell.

         (e) The stock certificate or certificates that Licensors deliver to the Investor pursuant to paragraph 3(d) shall be transferred to the respective purchaser in consummation of the sale of the Stock pursuant to the terms and conditions specified in the Notice, and the Investor shall concurrently therewith remit to Licensors that portion of the sales proceeds to which Licensors is entitled by reason of its participation in such sale.

         (f) To the extent that Licensors elect not to participate in any such Sale, the Investor may enter into an agreement providing for the closing of the transfer of the Stock covered by the Notice on terms and conditions not more favorable than those described in the Notice.

         (g) The Investor's obligations, and the co-sale rights of Licensors, under this section 3 shall terminate immediately upon the earlier to occur of
(i) any sale of the Company's Common Stock to the public pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "Act") (a "Public Offering") and (ii) the first date on which the Common Stock of the Company (or securities received in exchange for Common Stock of the Company) trades on a national securities exchange, on the National Association of Security Dealers, Inc. Automated Quotations System ("NASDAQ") or on the OTC Electronic Bulletin Board or in "pink sheets" (a "Trading Date").

4.       Exempt Transfers:

         Notwithstanding the foregoing, the provisions of the above paragraph 3 shall not apply to (a) any pledge of Stock made pursuant to a bona fide loan transaction that creates a security interest provided that such transaction is not consummated solely for the purpose of avoiding the co-sales rights of Licensors contained herein or (b) sales (i) to the public pursuant to a registration statement filed with, and declared effective by, the SEC under the Act, or any sales made thereafter, (ii) to the Company or an Affiliate of the Company (as defined in the Subscription Agreement) or (iii) to a purchaser, merging or consolidating corporation, or acquiror of more than fifty percent (50%) of the Company's assets or business.

5.       Term of Agreement

         The Co-sale rights set forth in this Agreement shall terminate upon the earlier to occur of (a) a Public Offering of the shares of the Company's Common Stock and (b) a Trading Date.


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6.       Miscellaneous

         (a) This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without regard to principles of conflicts of law, and exclusive jurisdiction shall be granted to the appropriate court in New York.

         (b) Disputes arising between the parties which can not be settled satisfactorily between the parties, shall be finally determined by arbitration in New York, New York.

         (c) Any notice or other communication required or authorized to be given by any party under this Agreement to the other party shall be in writing and shall be personally delivered, sent by telex or facsimile transmission (with a copy by airmail in either case) or sent by registered airmail addressed to the other party at the address stated below or such other address as shall be specified by the parties hereto by notice in accordance with the provisions of this paragraph. Any notice shall operate and be deemed to have been served at the expiration of fourteen (14) days after it is posted or on the next following business day if sent by telex, facsimile transmission or personally delivered; provided, however, that any notice of change of address shall be effective only upon receipt.

         Addresses for the purposes of this section are as follows:

Investor:                   Lindsay A. Rosenwald, M.D.
                            c/o Paramount Capital Investments, LLC
                            787 Seventh Avenue
                            New York, New York 10019
                            Attn:  Michael S. Weiss
                            Fax:   212-554-4490

Dr. Stuart Weg:             498 Island Way
                            Franklin Lakes, N.J.
                            Attn:  Dr. Stuart Weg
                            Tel:   201-848-9344
                            Fax:   201-848-1805

Herbert Brotspies:          Herbert Brotspies
                            17 Marline Ave E
                            Edison, NJ
                            Attn:  Herbert Brotspies
                            Tel:   732-321-0456
                            Fax:   732-906-7653


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Calgar & Associates:        44 Dale Drive
                            Edison, New Jersey 08820
                            Attn:   Dr. Herbert Gary
                            Tel:    908-548-0996
                            Fax:    908-603-7976

The Company:                Pain Management, Inc.
                            c/o Paramount Capital Investments, LLC
                            787 Seventh Avenue, 48th Floor
                            New York, New York 10019
                            Ann:    Michael S. Weiss
                            Tel:    212-554-4350
                            Fax:    212-554-4355

         (d) This Agreement may be executed in two or more counterparts each of which shall be deemed an original but all of which constitute one and the same instrument.

         (e) Nothing in this Agreement is intended to vest, or shall be construed as vesting, any rights, financial, legal or otherwise, in any person not a party hereto.

         (f) The headings of sections herein are for convenient reference only and shall in no way affect the meaning of this Agreement. Section and sub-section references are to sections and sub-sections of this Agreement unless explicitly stated otherwise.

         (g) This Agreement may be amended or terminated, and any of the terms hereof may be waived, only by a document in writing specifically referring to this Agreement and executed by the parties hereto or, in the case of a waiver, by the party waving compliance;

         (h) In the event that it is not possible to reach the stage of the commercial development, production and marketing, then the parties shall terminate the License Agreement in accordance with the terms thereof. After reimbursement of all Company expenses, any amounts remaining in the Company shall first be returned to the Investor, up to the total amount of his investment in the Company and then to the Licensors up to the total amount of their investment in the Company. The funds remaining in the Company thereafter, shall be distributed proportionally according to the percentage of shares held by each shareholder on the date of termination.

         (i) The parties hereto agree to execute documents and perform such further acts as may be necessary to bring this Agreement into full force and effect.

         (j) This Agreement represents the sole and entire agreement between the parties hereto with respect of the transactions contemplated herein, and supersedes all prior discussions and agreements among the parties hereto.


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         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first before written.

                                     LINDSAY A. ROSENWALD, M.D.


                                      By: /s/ LINDSAY A. ROSENWALD
                                          --------------------------------------
                                      Name:

                                      DR. STUART WEG

                                      By: /s/ STUART WEG
                                          --------------------------------------
                                      Name:

                                      HERBERT BROTSPIES

                                      By:  /s/ HERBERT BROTSPIES
                                          --------------------------------------
                                      Name:   Herbert Brotspies

                                      CALGAR & ASSOCIATES

                                      By: /s/ HERBERT GARY
                                          --------------------------------------
                                      Name: Herbert Gary
                                      Its:


                                      PAIN MANAGEMENT, INC.

                                      By: /s/ MICHAEL S. WEISS
                                          --------------------------------------
                                      Name:  Michael S. Weiss
                                      Its:   Sole Director


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